FOR IMMEDIATE RELEASE

September 28, 2004

NORFOLK SOUTHERN NAMES MOORMAN PRESIDENT,
PROMOTES SIX SENIOR OFFICERS

NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) today announced changes to its senior management team, including the election of a new president and the promotion of six senior executives. The changes will be effective Oct. 1.

David R. Goode, chairman and chief executive officer, said that Charles W. Moorman, currently senior vice president corporate planning and services, has been elected president. L.I. Prillaman, vice chairman and chief marketing officer; Stephen C. Tobias, vice chairman and chief operating officer; and Henry C. Wolf, vice chairman and chief financial officer, will report to Moorman.

Moorman, a native of Hattiesburg, Miss., and a graduate of Georgia Tech and Harvard Business School, joined Norfolk Southern in 1970. He has served in senior positions in the corporation's transportation, personnel, labor relations, information technology and strategic planning areas. He was named president of NS' Thoroughbred Technology and Telecommunications subsidiary in 1999 and to his current position in 2003.

Goode announced the following executive changes:

-- James A. Hixon, currently senior vice president legal and government affairs, was named executive vice president finance and public affairs, reporting to Wolf.

-- Mark D. Manion, currently senior vice president transportation operations, was named executive vice president operations, reporting to Tobias.

-- Kathryn B. McQuade, currently senior vice president finance, was named executive vice president planning and chief information officer, reporting to Moorman.

-- John P. Rathbone, currently senior vice president administration, was named executive vice president administration, reporting to Moorman.

-- Donald W. Seale, currently senior vice president marketing services, was named executive vice president sales and marketing, reporting to Prillaman.

-- James A. Squires, currently vice president law, was named senior vice president law, reporting to Wolf.

In announcing the changes, Goode said, "Norfolk Southern is extremely fortunate to have such a talented executive team, and Wick Moorman is a seasoned, dynamic leader. This is the team that will help us take full advantage of the opportunities presented by our expanding markets and efficient transportation network."

            Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,500 route miles in 22 states, the District of Columbia and Ontario, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is the nation's largest rail carrier of automotive parts and finished vehicles.

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For further information contact:

            (Media) Bob Fort, 757-629-2710

            (Investors) Leanne Marilley, 757-629-2861